Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BIOCRYST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other (2)	1,925,500 (3)	$13.97	$26,899,235	0.0000927	$2,493.56
Total Offering Amounts					$26,899,235		$2,493.56
Total Fee Offsets							—
Net Fee Due							$2,493.56

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock on August 30, 2022, as reported on The Nasdaq Global Select Market.

(3) Increase in authorized number of shares under the Inducement Equity Incentive Plan (as amended and restated August 31, 2022), as approved by the Registrant’s Board of Directors in August 2022.